Exhibit 99.1

PerkinElmer, Inc. 940 Winter Street Waltham, MA 02451 USA Phone: 781-663-6900 Fax: 781-663-5985 www.perkinelmer.com

FOR IMMEDIATE RELEASE

July 26, 2007

PERKINELMER ANNOUNCES LEADERSHIP SUCCESSION PLAN

Robert F. Friel Appointed President and Chief Operating Officer

WALTHAM, Mass. – PerkinElmer, Inc. (NYSE:PKI) Chairman and CEO Gregory L. Summe, and the Board of Directors, announced today a succession plan that will continue the Company’s growth strategy and provide strong leadership continuity.

In the initial step, Robert F. Friel will become President and Chief Operating Officer of the Company effective August 1. It is expected that he will then be elected Chief Executive Officer in February 2008. At the time Rob Friel assumes the CEO role, Greg Summe will become Executive Chairman of the Board, and remain as such through the Annual Shareholders meeting in April 2009.

“This appointment is an important step in the succession plan that was put in place with the Board of Directors over the last several years,” said Greg Summe. “The plan is consistent with my desire to transition from the role of Chief Executive Officer in 2008, after leading the Company for 10 years. During these years, I have had the privilege to guide the Company through its transformation from EG&G, a diversified government contractor to PerkinElmer, a global technology leader in Health Sciences and Photonics. I am very proud of what the organization has accomplished in building an industry leadership position. This is a good time for a succession; I believe the Company is in terrific shape with accelerating growth, strong profitability, and an experienced and talented leadership team.”

Rob Friel, who joined the Company in 1999 as Chief Financial Officer, was appointed Vice Chairman, Director of the Company, and President of the Life and Analytical Sciences (LAS) business in 2006. In his new role, Friel will be responsible for LAS, as well as the Optoelectronics business. John Roush will continue to lead the Optoelectronics business as President, reporting to Friel. The Company does not intend to fill the LAS President position. The title of President of PerkinElmer, Inc. was previously held by Summe.

“Rob is the right person to lead the next phase of our development,” said Summe. “His demonstrated leadership over the last eight years, and his deep understanding of our products, markets and organization have earned him the full confidence of the Board and our employees. My priority through April 2009, is to support Rob and the Board to ensure that this leadership transition goes smoothly.”

Greg Summe joined PerkinElmer in January 1998 as President, Chief Operating Officer and Director of the Company, and became CEO in January 1999. In April 1999, Summe was elected Chairman. During his tenure, through operational improvements, a series of acquisitions and divestitures, and significant investments in innovation and organizational capability, the Company has delivered a compounded average annual return to shareholders of approximately 12.5%, considerably outperforming the major equity indices over that period.

Factors Affecting Future Performance

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future earnings per share and revenue growth and other financial results, developments relating to our customers and end-markets, and plans concerning business development opportunities. Words such as “believes,” “intends,” “anticipates,” “plans,” “expects,” “projects,” “forecasts,” “will” and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management’s current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation: (1) our failure to introduce new products in a timely manner; (2) our ability to execute acquisitions and license technologies, or to successfully integrate acquired businesses and licensed technologies into our existing business or to make them profitable; (3) our failure to protect adequately our intellectual property; (4) the loss of any of our licenses or licensed rights; (5) our ability to compete effectively; (6) fluctuation in our quarterly operating results and our ability to adjust our operations to address unexpected changes; (7) our ability to produce an adequate quantity of products to meet our customers’ demands; (8) our failure to maintain compliance with applicable government regulations; (9) regulatory changes; (10) economic, political and other risks associated with foreign operations; (11) our ability to retain key personnel; (12) restrictions in our credit agreement; (13) our ability to realize the full value of our intangible assets; and (14) other factors which we describe under the caption “Risk Factors” in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

PerkinElmer, Inc. is a global technology leader driving growth and innovation in Health Sciences and Photonics markets to improve the quality of life. The Company reported revenues of $1.55 billion in 2006, has 8,500 employees serving customers in more than 125 countries, and is a component of the S&P 500 Index. Additional information is available through www.perkinelmer.com or 1-877-PKI-NYSE.

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For further information regarding PerkinElmer, please contact:

Investor Relations:	Media Contact:

Steven Delahunt PerkinElmer, Inc. (781) 663-5677	Kevin Lorenc PerkinElmer, Inc. (781) 663-5701